Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-254908 on Form S-1 of our report dated March 31, 2021 (April 20, 2021, as to the subsequent events described in Note 23), relating to the financial statements of Endeavor Operating Company, LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY

April 20, 2021